UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    |X|

Filed by a Party other than the Registrant    [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement

[  ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[  ]   Definitive Additional Materials

[  ]   Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

MTS MEDICATION TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|   No fee required

[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11: [1]
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
        Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration No.:
3)	Filing Party:
4)	Date Filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

July 29, 2005

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of MTS Medication Technologies, Inc., which will be held at the Company’s executive offices located at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702 on Friday, September 16, 2005 at 10:00 a.m., Eastern time.

        The notice of the meeting and proxy statement on the following pages covers the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date, and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

        The continuing interest of the stockholders in the business of MTS Medication Technologies, Inc., is gratefully acknowledged. We hope many will attend the meeting.

Sincerely,

Michael Branca
Secretary

MTS MEDICATION TECHNOLOGIES, INC.
2003 Gandy Boulevard North, Suite 800
St. Petersburg, Florida 33702

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 16, 2005

        The Annual Meeting of Stockholders (the “Meeting”) of MTS Medication Technologies, Inc. (“MTS”) will be held at the Company’s executive offices located at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702 on Friday, September 16, 2005 at 10:00 a.m., Eastern time, for the following purposes.

1.	To elect five members to the board of directors, each of who will serve until the 2006 annual meeting of stockholders;

2.	To ratify the appointment of Grant Thornton LLP as MTS’s independent certified public accountants for fiscal year 2006; and

3.	To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

        The board of directors of MTS (the “Board”) has fixed the close of business on July 27, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. A list of all stockholders entitled to vote at the Meeting will be available for examination at our principal executive offices located at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702, for the ten days before the Meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, and at the place of the Meeting during the Meeting.

        This proxy statement, proxy card and MTS’s 2005 Annual Report to Stockholders are being mailed on or about August 15, 2005. Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

By Order of the Board,

Michael Branca, Secretary

St. Petersburg, Florida
July 29, 2005

MTS MEDICATION TECHNOLOGIES, INC.

PROXY STATEMENT

MEETING AND PROXY SOLICITATION INFORMATION

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy on behalf of MTS to vote your shares at the Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and which is designed to assist you in voting.

Q:	What is the approximate date on which the proxy statement and enclosed form of proxy are first being sent to stockholders?

A:	August 15, 2005.

Q:	When is the Meeting and where will it be held?

A:	The Meeting will be held on Friday, September 16, 2005 at 10:00 a.m., Eastern time at the Company's executive offices located at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702.

Q:	What may I vote on?

A:	1. The election of five directors to hold office until the 2006 annual meeting of stockholders; and

2. The ratification of the appointment of Grant Thornton LLP as our independent certified public accountants for the fiscal year 2006.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned MTS stock at the close of business on July 27, 2005 (the "Record Date") are entitled to vote at the Meeting.

i

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the Meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all the proposals. You have the right to revoke your proxy at any time before the Meeting by either:

(1)   notifying MTS’s corporate secretary;
(2)   voting in person; or
(3) returning a later-dated proxy card.

Q:	How many shares can vote?

A:	As of the Record Date, MTS had outstanding approximately 5,911,502 shares of common stock, par value $.01 per share (the “Common Stock”) entitled to one vote per share and 2,000 shares of Series A Preferred Stock, par value $.0001 per share (the “Preferred Stock”) entitled to one vote per share and the Preferred Stock is entitled to vote on an as if converted basis (the 2,000 shares of Preferred Stock are currently convertible into 847,457 shares of Common Stock). Except as required by applicable law and the terms of the Preferred Stock, the holders of Common Stock and Preferred Stock vote together as a single class on all matters presented to our stockholders.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of MTS’s issued and outstanding capital stock. Stockholders may be present at the Meeting or represented by duly executed proxies. There must be a quorum for the Meeting to be held and a proposal must receive more than fifty percent of the votes cast to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Meeting, your signed proxy card gives authority to Todd E. Siegel and Michael Branca, or either of them, to vote on such matters in their discretion.

Q:	When are the stockholder proposals for the next Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, and must be received by April 8, 2006. In addition, the proxy solicited by the Board for the 2006 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal by June 21, 2006. Any proposals must be mailed to our principal executive offices located at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida, 33702, Attention: Corporate Secretary.

ii

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	If I need further assistance whom should I contact?

A:	Please contact Michael Branca, Corporate Secretary, by mail at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida, 33702 or by phone at (727) 576-6311.

iii

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of July 27, 2005, certain information regarding the beneficial ownership of the Common Stock by: (i) each director of MTS; (ii) each executive officer named in the Summary Compensation Table; (iii) each person who is known by MTS to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; and (iv) all directors and executive officers of MTS as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of	Common Stock
	Beneficial Ownership	Voting Percentage

Directors and Other Named Executive Officers

Todd E. Siegel, individually and through the Siegel Family QTIP Trust (2) (3)	1,798,233	29.8%
Michael Branca (4)	155,000	2.6%
Allen S. Braswell (5)	5,000	*
Michael P. Conroy	74,000	1.3%
David W. Kazarian (6)	47,986	*
Frank A. Newman (7)	31,000	*
John Stanton (8)	83,686	1.4%
Michael D. Stevenson (9)	206,088	3.4%
All Officers and Directors as a Group (8 persons) (10)	2,400,993	37.5%

Shareholders

Eureka I, L.P. (11)	847,457	12.5%
1 Belmont Avenue, Suite 401
Bala Cynwyd, PA 19004

*Less than 1% of the outstanding common stock.

(1)	The business address for the directors and other named executive officers is 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702.

(2)	Mr. Siegel is the trustee of the Siegel Family QTIP Trust, established pursuant to the Siegel Family Revocable Trust (the “Trust”), and accordingly controls the shares of Common Stock beneficially owned by the Trust. Mr. Siegel is the managing partner of JADE Partners (the “Partnership”) and accordingly controls the shares of Common Stock owned by the Partnership. Mr. Siegel owns 22,908 shares of Common Stock individually, including 1,100 shares held by his son; Mr. Siegel disclaims beneficial ownership of these 1,100 shares. The Partnership owns 1,656,125 shares of Common Stock.

(3)	Includes options exercisable within 60 days of July 27, 2005, to acquire 95,600 shares of Common Stock and Warrants exercisable for 23,600 shares.

(4)	Includes options exercisable within 60 days of July 27, 2005, to acquire 155,000 shares of Common Stock.

(5)	Includes options exercisable within 60 days of July 27, 2005, to acquire 5,000 shares of Common Stock.

(6)	Includes: (i) options exercisable by Mr. Kazarian within 60 days of July 27, 2005, to acquire 36,200 shares of Common Stock; and (ii) 1,250 shares of Common Stock held by his wife, Mr. Kazarian disclaims beneficial ownership of these 1,250 shares.

(7)	Includes options exercisable within 60 days of July 27, 2005, to acquire 31,000 shares of Common Stock.

(8)	Includes options exercisable within 60 days of July 27, 2005, to acquire 33,400 shares of Common Stock.

(9)	Includes options exercisable within 60 days of July 27, 2005, to acquire 110,000 shares of Common Stock.

(10)	Includes options and warrants exercisable within 60 days of July 27, 2005, to acquire 489,800 shares of Common Stock.

(11)	Includes 847,457 shares of Common Stock, subject to the conversion of 2,000 shares of Preferred Stock, which are convertible within 60 days of July 27, 2005.

        The following table sets forth, as of July 27, 2005, certain information regarding the beneficial ownership of the Preferred Stock by any person who is known to MTS to be the beneficial owner of more than 5% of the outstanding shares of Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Eureka I, L.P. (1)	2,000	100%
1 Belmont Avenue, Suite 401
Bala Cynwyd, PA 19004

(1)	Converts into 847,457 shares of Common Stock, subject to adjustment.

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information, as of July 27, 2005, with respect to each person who is currently a director or executive officer of MTS.

			Year First
Name	Positions Held (1)	Age	Became a Director

Todd E. Siegel	Chairman of the Board, President and Chief Executive Officer	47	1986
Michael Branca	Chief Financial Officer, Vice President and Corporate Secretary	45	N/A
Allen S. Braswell (2)	Director	47	2005
David W. Kazarian (2)	Director	63	1988
Frank A. Newman (2)	Director	56	2002
John Stanton (2)	Director, Vice Chairman of the Board of Directors	56	1996
Michael D. Stevenson	Vice President and Chief Operating Officer	42	N/A

(1)	Each director serves a one-year term that expires as of the Meeting or when a successor is duly elected and qualified.

(2)	Messrs. Braswell, Kazarian, Newman and Stanton serve on the Compensation Committee, the Audit Committee and the Nominating Committee.

        Todd E. Siegel.  Mr. Siegel became our President and Chief Executive Officer in 1992 and has served as a director of MTS since 1986. Mr. Siegel served from 1988 to 1992 as Executive Vice President and Chief Operating Officer of MTS and from 1985 to 1988 as Vice President of Sales. Additionally, Mr. Siegel served as our Secretary from 1986 to 1996. See “Certain Transactions” and “Employment Agreements”.

        Michael Branca.  Mr. Branca became our Chief Financial Officer in September 2004. From October 2001 to May 2004, Mr. Branca served as Vice President and Chief Financial Officer of Trak Communications, Inc. From July 1997 to October 2001, Mr. Branca served as Chief Financial Officer of Reptron Electronics, Inc. Mr. Branca began his career with IBM Corporation serving 13 years in various senior financial management positions. Mr. Branca received a B.S. in Applied Economics and Management from Cornell University in 1982 and an M.B.A. in finance from the University of Scranton in 1986.

        Allen S. Braswell.  Mr. Braswell has been a member of the Board of Directors of Suntron Corp. since 1998, and has served on its audit and governance committees and as chairman of a special committee representing minority shareholders in matters related to an earlier merger. Prior to that time, he was President of Jabil Global Services, Vice President of EFTC Services, President/CEO of Circuit Test Inc. and an attorney in practice with Tanney, Ford, Donahey, Eno and Mills, P.A. Mr. Braswell attended the U.S. Military Academy (West Point) and graduated from the University of Florida with a bachelor’s degree in finance. He received his J.D. degree from University of Florida School of Law.

        David W. Kazarian.  Mr. Kazarian has served as a director of MTS since 1988. Prior to its sale in December 1990, Mr. Kazarian and his wife owned and operated Kazarian Pharmacy. Since March 1991, Mr. Kazarian has been the founder and President of Infuserve America, Inc., a firm involved in the home health care business.

        Frank A. Newman.  Mr. Newman has served as a director of MTS since 2002. Mr. Newman has served as the Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since March 2003 and its Chief Executive Officer since November 2002. From January 2001 until November 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmaceutical company. From June 1993 to June 2000, Mr. Newman served as President, Chief Operating Officer and director, from February 1996 until June 2000 as Chief Executive Officer and from February 1997 to June 2000 as Chairman of the Board of Eckerd Corporation, a retail drug store chain. From January 1986 until May 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of Jabil Circuit, Inc., JoAnn Stores, Inc. and Medical Nutrition USA, Inc.

        John Stanton.  Mr. Stanton has served as a director of MTS since 1996. Mr. Stanton has served as the Chairman of the Board and Chief Executive Officer of EarthFirst Technology, Inc. (“EarthFirst”) since May 2000 and also served as EarthFirst’s President at various times during the same period. Since 1981, Mr. Stanton has served in various capacities, including most recently Chief Executive Officer and President of Florida Engineered Construction Products Corporation, which is a privately owned company. Mr. Stanton also serves as President of Octofoil, Inc., an entity that assists other companies with strategic planning, and the Chairman of the Board and Chief Financial Officer of Nanobac Pharmaceuticals, Inc.

        Michael D. Stevenson.   Mr. Stevenson was selected as our Vice President and Chief Operating Officer in July 2000. Prior to his selection as Vice President and Chief Operating Officer, Mr. Stevenson served MTS in several capacities including General Manager. Mr. Stevenson’s employment with MTS began in 1986.

Compensation Of Directors

        Directors, who are not otherwise employees of MTS, are paid an annual retainer of $10,000. In addition, the chairpersons of the: (a) Compensation Committee and (b) Nominating Committee are compensated by an additional $2,000 retainer. The Audit Committee chairperson is compensated by an additional $4,000 retainer. In addition, for each year that an individual, who is not otherwise an employee of MTS, serves as a director, he is issued options to acquire 3,000 shares of our Common Stock at an exercise price equal to the fair market value of such shares on the date of issuance. Directors’ options are issued as of the date of each annual meeting of directors, and the options expire 10 years from their issuance date.

2005 Stock Option Grants to Non-Employee Directors

Number of Securities
Name	Underlying Options Granted	Exercise or Base Price	Expiration Date

John Stanton	–	–	–
David W. Kazarian	–	–	–
Frank A. Newman	–	–	–
Allen S. Braswell	5,000	$5.80	6/29/15

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

        Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons that no SEC Forms 3, 4, or 5 were required to be filed by those persons other than those already filed, we believe that during fiscal year 2005, our officers, directors and greater than ten percent beneficial owners timely complied with all applicable filing requirements.

Independent Auditors

        Our consolidated financial statements for the year ended March 31, 2005, have been audited by Grant Thornton LLP, as independent auditors (“Grant Thornton”). The Audit Committee has selected Grant Thornton as the independent auditor to perform our audit for the current year ending March 31, 2006. A representative of Grant Thornton is expected to be present at the annual meeting of stockholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

Audit Fees

        The aggregate fees billed by Grant Thornton for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2005, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2005 totaled $114,000. The aggregate fees billed by Grant Thornton for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2004, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2004 totaled $95,000.

Audit Related Fees

        The aggregate fees billed by Grant Thornton for assurance and related services that are reasonably related to the performance of the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2005, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2005 that are not included in the above captioned “Audit Fees” above totaled $15,000 in 2005. The aggregate fees billed by Grant Thornton for assurance and related services that are reasonably related to the performance of the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2004, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2004 that are not included in the above captioned “Audit Fees” above totaled $17,850 in 2004.

        The fees for assurance and related services were primarily related to research of accounting issues that could potentially effect our financial statements.

Tax Fees

        The aggregate fees billed by Grant Thornton for tax services, including tax compliance, tax advice and tax planning, totaled $17,000 for fiscal year 2005 and $15,000 for the fiscal year 2004.

All Other Fees

        The aggregate fees billed by Grant Thornton for any services other than as referenced in the above captioned “Audit Fees”, “Audit Related Fees” and “Tax Fees” were $46,000 in fiscal 2005. These fees were primarily related to statutory audits and tax return preparation for MTS Medication Technologies, Ltd., our subsidiary located in the United Kingdom. The aggregate fees billed in fiscal 2004 were $16,900, which related to the review of the registration statement we filed with the SEC in February 2004 and an audit of our employee benefit plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for MTS by Grant Thornton LLP, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted and consideration by the Audit Committee, after discussing, its members approves those services it deems appropriate. Approval from the Audit Committee would be required to exceed the approved budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the approved budget. The committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

        During fiscal 2005 all of the services described in “Audit-Related Fees,” Tax Fees” and “All Other Fees,” were approved by the Audit Committee in accordance with the foregoing policy on auditor independence. The Audit Committee considered whether provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Grant Thornton LLP’s independence.

EXECUTIVE COMPENSATION

        Summary Compensation Table. The table below sets forth certain information concerning the compensation paid to: (1) the Chief Executive Officer; and (2) the three other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal year 2005 (the “Named Executive Officers”). No other Named Executive Officer received total annual compensation in excess of $100,000.

Annual Compensation

				Restricted	Securities
	Fiscal	Salary	Bonus	Stock Awards	Underlying
Name and Principal Position	Year	($)	($)	($)	Options/SAR

Todd E. Siegel, President and Chief Executive Officer	2005	$264,136	$33,150	–	–
	2004	$249,944	$90,144	–	–
	2003	$247,648	$52,735	$194,407 (1)	8,000 (2)

Michael Branca, Vice President and Chief Financial Officer	2005	$113,269	$59,375	–	–
	2004	–	–	–	–
	2003	–	–	–	–

Michael P. Conroy (3), Vice President and Chief Financial Officer	2005	$138,137	–	$351,500	–
	2004	$159,442	$118,074	–	–
	2003	$153,275	$33,156	–	–

Michael D. Stevenson, Vice President and Chief Operating Officer	2005	$151,677	$18,982	–	–
	2004	$145,908	$48,078	–	–
	2003	$140,296	$30,594	–	–

(1)	Represents amounts paid to Mr. Siegel pursuant to his long-term incentive agreement stock appreciation rights (“SAR”) for amounts earned for the year ended March 31, 2002. Mr. Siegel elected to receive the SAR payments in cash and did not elect to receive shares of Common Stock in lieu of cash. See “Employment Agreements.”

(2)	Consists of options Mr. Siegel received to purchase 8,000 shares of Common Stock per year pursuant to a long-term incentive agreement, which was terminated on April 1, 2003. See “Employment Agreements.”

(3)	Mr. Conroy’s compensation reflects his service as Chief Financial Officer until September, 2004. He continued in a transition role through January 6, 2005, and received compensation through that date.

Option/SAR Grants During Fiscal Year 2005.

        During fiscal year 2005, we did not grant any stock options or SARs to the Named Executive Officers except for 155,000 options granted to Michael Branca on October 22, 2005, with an exercise price of $6.55 that vested immediately and expire on October 22, 2015.

Aggregated Option/SAR Exercises During Fiscal Year 2005 and Fiscal Year End Option/SAR Values

        The following table sets forth information concerning options held by the Named Executive Officers at the end of fiscal year 2005.

			Number of Securities Underlying Unexercised		Value of Unexercised In-The-Money
			Options/SARS at March 31, 2005		Options/SARS at March 31, 2005 (1)
			(#)		($)

	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)

Michael Branca	–	–	155,000	–	–	–
Michael P. Conroy	120,000	$585,700	–	–	–	–
Todd E. Siegel	16,000	$36,320	95,600	–	$388,652	–
Michael D. Stevenson	100,000	$1,170,000	110,000	–	$474,900	–

(1)	The closing price for Common Stock as reported on the American Stock Exchange on July 27, 2005, was $5.30. Value of unexercisable and exercisable options is calculated on the basis of the difference between the option/SAR exercise price and $6.25, the closing price for Common Stock on March 31, 2005, multiplied by the number of shares of Common Stock to which the exercise relates.

Equity Compensation Plan Information

        The following table provides information about Common Stock that may be issued upon the exercise of options, warrants and restricted stock under all of our existing equity compensation plans as of March 31, 2005 including the MTS Medication Technologies, Inc. 401K Plan, and the MTS Medication Technologies, Inc. Employee Stock Option Plan.

Number of Securities
	Number of Securities to be	Weighted Average	Remaining Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation Plans
	Warrants and	Warrants and	(Excluding Securities
Plan Category	Restricted Stock	Restricted Stock	Reflected in Column)

Equity Compensation Plans Approved by Stockholders	1,172,300	$3.85	234,100

Equity Compensation Plans Not Approved by Stockholders	–	–	–

Employment Agreements

        Effective July 1, 2003, MTS entered into a new employment agreement with Mr. Todd E. Siegel (the “Siegel Employment Agreement”). Mr. Siegel’s previous employment agreement was terminated on the effective date of the Siegel Employment Agreement. The Siegel Employment Agreement is for a five-year term. Mr. Siegel’s base salary for the period from April 1, 2005 through March 31, 2006 will be $275,808 and that amount increases 4% per year to approximately $298,000 for the fifth year of the Siegel Employment Agreement ending March 31, 2008. The Siegel Employment Agreement provides, among other things, that Mr. Siegel is entitled to receive an annual bonus equal to a certain percentage of his base salary if we achieve certain levels of earnings before interest, taxes, depreciation and amortization in each fiscal year. In addition, the Siegel Employment Agreement provides that Mr. Siegel is entitled to receive a certain percentage of his base salary if we achieve certain levels of return on capital during the term of the Siegel Employment Agreement.

        MTS and Mr. Siegel entered into an Executive Stock Appreciation Rights and Non-Qualified Stock Option Agreement (the “Long-Term Incentive Agreement”) in 1995 to provide for the long-term incentive of Mr. Siegel and the alignment of his interest with those of our stockholders. The Long-Term Incentive Agreement granted Mr. Siegel a SAR equal to 3.25% of the incremental increase in the value of MTS between successive fiscal years. Originally, value was defined to mean the difference between the total market capitalization of MTS between successive fiscal year ends. In October 2000, the Long-Term Incentive Agreement was amended by establishing a floor value of the total market capitalization of MTS. The floor value is the highest total market capitalization at the end of any fiscal year. The amendment further provided that the incremental increase in the value of MTS would be defined as the difference between the total market capitalization of MTS at the end of each fiscal year and the floor value at the beginning of the same fiscal year. The total market capitalization means the total number of shares of Common Stock outstanding multiplied by the closing price of the Common Stock. Effective April 1, 2003, MTS and Mr. Siegel terminated the Long-Term Incentive Agreement.

        Certain provisions in the previous employment agreement and Long-term Incentive Agreement with Mr. Siegel entitled him to elect to receive shares of Common Stock, at discounted amounts (at 50% a discount), in lieu of cash compensation. The Siegel Employment Agreement does not provide him with the right to elect to receive Common Stock in lieu of cash compensation.

        Effective September 1, 2004, MTS entered into a new Employment Agreement with Mr. Michael Branca (the “Branca Employment Agreement”). The Branca Employment Agreement is for term of thirty months. Mr. Branca’s base salary for the period April 1, 2005 through March 31, 2007 will be $190,000 subject to annual review. The Branca Employment Agreement provides, among other things, that Mr. Branca is entitled to receive an annual bonus equal to a certain percentage of his base salary. In addition, the Branca Employment Agreement provides that Mr. Branca is entitled to receive a certain percentage of his base salary if we achieve certain levels of return on capital during the term of the Branca Employment Agreement.

        Effective December 29, 2004, MTS entered into an Employment Agreement Termination and Retirement Agreement with Mr. Michael P. Conroy (the “Retirement Agreement”). The Retirement Agreement terminated the Employment Agreement between MTS and Mr. Conroy dated July 1, 2003. Pursuant to the Retirement Agreement, Mr. Conroy continued to be employed by the Company until his retirement on January 6, 2005. The Company issued Mr. Conroy 50,000 shares of restricted stock pursuant to the Company’s Stock Option Plan, which shares replaced the Common Stock Bonus component of Mr. Conroy’s July 1, 2003 Employment Agreement. Under the Retirement Agreement, Mr. Conroy is entitled to receive continuous access to all health care benefits available to retired executives of MTS, with all premiums to be paid by Mr. Conroy.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2005, our Compensation Committee consisted of Messrs. Stanton, Kazarian, Braswell and Newman. None of the members of our Compensation Committee is currently or was formerly an officer or employee of MTS. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

CERTAIN TRANSACTIONS

        Harold B. Siegel was the inventor of the patents and other proprietary rights for the equipment and processes that MTS uses and sells (the “Proprietary Rights”). The Siegel Family QTIP Trust, established pursuant to the terms of the Trust, was the assignee of all such Proprietary Rights. The Trust is the beneficial owner of less than 5% of the outstanding shares of Common Stock. Todd E. Siegel is the trustee of the Trust, and accordingly controls the shares of Common Stock beneficially owned by the Trust. See “Security Ownership of Management and Certain Beneficial Owners.”

        In October 1986, MTS was granted rights to an exclusive perpetual license from the Trust to utilize the Proprietary Rights assigned to the Trust by Harold B. Siegel in the manufacture and sale of MTS’s medication dispensing systems. In addition, the Trust granted MTS the right to sublicense the Proprietary Rights granted under the license agreement between MTS and the Trust.

        The Trust was originally entitled to receive a royalty of 2% of the gross revenues realized from the sale of MTS’s products. The license agreement further provided that the Trust would waive any royalty fees owed by MTS in the event MTS did not generate a pretax profit in any fiscal year.

        In September 1990, MTS, the Trust and Harold B. Siegel entered into an agreement whereby MTS issued the Trust 1,500,000 shares of Common Stock and the Trust and Harold B. Siegel agreed to reduce future royalties due under the license agreement from 2% to 1%.

        On July 28, 2003, MTS and the Trust entered in to an agreement whereby MTS agreed to purchase, and the Trust agreed to sell, the Proprietary Rights for an aggregate purchase price of approximately $1,480,000. As part of the agreement, the Trust agreed to forgive the royalties of $348,000 that were due and unpaid as of the effective date of the agreement and terminate the license agreement. The purchase price of approximately $1,480,000 will be paid to the Trust in the form of a promissory note that is payable over a five year term. The promissory note bears interest at an annual rate of 6.25%. For fiscal year 2005, MTS paid $345,000 of principal and interest under the promissory note.

        MTS has entered into indemnification agreements with each of its directors, including Mr. Siegel. The indemnification agreements authorize indemnification of such directors to the full extent authorized or permitted by applicable law.

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation, the Audit Committee Report, and the Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

        Our Compensation Committee, which consists of Messrs. Stanton, Kazarian, Braswell and Newman, believes strongly that performance and, in turn, the maximization of stockholder value, depends to a significant extent on the establishment of a close alignment between the financial interest of stockholders and those of our employees, including senior management. Compensation programs are designed to encourage and balance the attainment of short-term operational goals and long-term strategic initiatives.

        The Compensation Committee believes that employees’ ownership of a significant equity interest in MTS is a major incentive in building stockholder wealth and aligning the long-term interests of management and stockholders. The Compensation Committee believes MTS has evolved to a point that establishment of an integrated plan that allows all employees to participate in the future growth of MTS is essential to retain and attract qualified personnel.

        Compensation Philosophy: MTS’s executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to MTS; (2) provide incentives to attract and retain key executives; and (3) instill a long-term commitment to MTS and develop pride and a sense of ownership of MTS, all in a manner consistent with stockholders’ interests.

        The Compensation Committee sets the salaries of the President, Chief Executive Officer, and Chairman of the Board. As a part of its oversight of MTS’s compensation programs, the Compensation Committee also reviewed the salaries paid to the MTS executive officers.

        Our executive officer compensation packages have three main components: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) incentive payments under the MTS’s Management Bonus Plan, which may be earned annually depending on MTS’s profits.

        Base Salary: Base salaries of MTS executives are based on MTS’s performance for the prior fiscal year and upon a subjective evaluation of each executive’s contribution to that performance. In evaluating overall MTS performance, the primary focus is on MTS’s financial performance for the year as measured by net income and total sales. Other criteria, including equal employment performance and whether MTS conducts its operations in accordance with the business and social standards expected by its associates, stockholders and the communities in which it operates are also considered.

        Equity Participation: Stock options are granted from time to time under MTS’s Employee Stock Option Plan in order to link executives’ compensation to the long-term financial success of MTS. Options to purchase Common Stock are generally priced at 100% of the closing price of the Common Stock on the day of grant. The stock options typically vest over a three-year period from the date of grant. In addition to stock options, certain executives may elect to receive restricted stock in lieu of cash compensation pursuant to the terms of their respective employment agreements.

        MTS compensates Mr. Siegel, our Chief Executive Officer, in accordance with the Siegel Employment Agreement. See “Executive Compensation-Employment Agreements”. During the year ended March 31, 2005, Mr. Siegel received a salary of $264,136 and a bonus of $33,150 pursuant to the Siegel Employment Agreement. During the fiscal year ended March 31, 2005, Mr. Siegel did not receive any additional compensation pursuant to the Siegel Employment Agreement, including the provision that rewards him for his contribution to the increase in the total equity value of MTS during the year ended March 31, 2005.

        The bonus paid to Mr. Siegel in the year ended March 31, 2005 was based upon our achievement of budgeted EBITDA for the year.

        The Securities and Exchange Commission requires compensation committees of public companies to state their compensation policies with respect to the recently enacted federal income tax laws that limit to $1 million the deductibility of compensation paid to executive officers named in proxy statements of such companies. In light of the current level of compensation for MTS’s Named Executive Officers, the Compensation Committee has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.

Compensation Committee

Allen S. Braswell
David W. Kazarian
Frank A. Newman
John Stanton

AUDIT COMMITTEE REPORT

        During fiscal year 2005, MTS’s Audit Committee was composed of four directors, all of whom were independent, as defined by the American Stock Exchange and the Rules of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, which was included as an exhibit to last year’s proxy statement filed with the SEC on July 30, 2004. The Audit Committee assists the Board in general oversight of MTS’s financial accounting and reporting process, system of internal control and audit process.

        MTS’s management has primary responsibility for preparing MTS’s financial statements and its financial reporting process. MTS’s independent certified public accountants, Grant Thornton LLP, are responsible for auditing MTS’s financial statements and for expressing an opinion whether MTS’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America.

        In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with MTS’s management.

2.	The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Audit Standards AU 380) Communications with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence. The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence, and satisfied itself as to the auditors’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to MTS’s Board of Directors that the audited financial statements be included in MTS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John Stanton
David W. Kazarian
Frank A. Newman
Allen S. Braswell

PERFORMANCE GRAPH

        The following graph is a comparison of the cumulative total returns for MTS’s Common Stock as compared with the cumulative total return for the AMEX Composite Index and the average performance of a group consisting of corporations with a similar market capitalization. The corporations making up this group are Criticare Systems, Inc., Arrhythmia Research Technology, Inc., and Iridex Corporation. The Company selected a group of corporations with a similar market capitalization because there is no public information available with respect to companies in the same line of business or peer issuers of publicly traded securities. The cumulative return of MTS was computed by dividing the difference between the price of MTS’s Common Stock at the end and the beginning of the measurement period (March 31, 2000 to March 31, 2005) by the price of MTS’s Common Stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on March 31, 2000.

Medical Technology Systems
AMEX Compostie Index
Similar Market Cap
Dollars
3,000
2,500
2,000
1,500
1,000
500
0
2000
2001
2002
2003
2004
2005

	2000	2001	2002	2003	2004	2005

MTS Medication Technologies, Inc.	100	158	274	281	2,594	801
AMEX Composite Index	100	118	122	111	177	145
Similar Market Cap (Peer Group)	100	33	42	31	150	144

PROPOSAL 1 — ELECTION OF DIRECTORS

        The Board consists of only one class of directors. The current terms of the five directors standing for election, Todd E. Siegel, Allen S. Braswell, David W. Kazarian, Frank A. Newman and John Stanton, expire in 2005 on the day of the Meeting. Each of these directors has been nominated to stand for election at the Meeting for a term ending on the day of the 2006 annual meeting of stockholders or until a successor has been duly elected and qualified. Information concerning each of the nominees is set forth under the caption “Directors and Executive Officers.”

        Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board, which has no reason to believe that any of the nominees named will be unable or unwilling to serve if elected.

Vote Required; Recommendation

        The five nominees for election will be elected at the Meeting by a plurality of all votes cast at the Meeting, meaning that the five nominees that receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The Board unanimously recommends a vote FOR each of the nominees for election as a director.

Information About the Board and Committees

        The full Board considers all major decisions. However, the Board has established the following three standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•	Compensation Committee. The Compensation Committee reviews and approves compensation plans covering executive officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees; reviews and approves hiring and severance arrangements with executive officers; and prepares an annual report on our executive compensation policies and practices as may be required by SEC rules and regulations. The members of the Compensation Committee are Messrs. Braswell, Kazarian, Stanton and Newman. The Compensation Committee held four meetings in fiscal year 2005.

•	Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. The Audit Committee has the sole responsibility for the appointment, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibility, the Audit Committee appoints, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and MTS.

Other responsibilities of the Audit Committee include reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; reviewing with management and the independent auditors our annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties; reviewing with the independent auditors: (a) all critical accounting policies and practices used in the audit; (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees our internal assurance function and compliance with procedures for the receipt, retention and treatment of complaints received by MTS regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of MTS of concerns regarding accounting or auditing matters.

The current members of the Audit Committee are Messrs. Braswell, Kazarian, Stanton and Newman. The Board has determined that MTS has an “audit committee financial expert” (as defined in the rules of the SEC) serving on the Audit Committee in Mr. Stanton. The Audit Committee held six meetings in fiscal year 2005. We believe Messrs. Braswell, Kazarian, Newman and Stanton are independent within the meaning of Section 121 of the American Stock Exchange Company Guide and the Rules of the SEC. The Audit Committee’s responsibilities are more fully set forth in a written charter, that was revised and approved by the Audit Committee on June 23, 2004. A copy of the charter was attached as Exhibit A to the Company’s proxy statement filed with the SEC last year.

•	Nominating Committee. The Nominating Committee was established by the Board on June 23, 2004. The Nominating Committee held four meetings in fiscal year 2005. The Nominating Committee establishes guidelines for selecting potential director candidates, identifies and evaluates such candidates and makes recommendations to the Board regarding such candidates for election to the Board.

The current members of the Nominating Committee are Messrs. Braswell, Kazarian, Newman and Stanton, each of whom is independent within the meaning of Section 121A of the Rules of the American Stock Exchange. As set forth in the general guidelines established pursuant to its charter, the Nominating Committee strives for directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (c) represent the balanced, best interests of our stockholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nominating Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board, for the Nominating Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702. The Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Nominating Committee and by the Board. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

        The Board met four times during 2005. Each director attended at least 75% of the total number of meetings of the Board and committees upon which he served. Stockholders may communicate with the Board or a specific director by writing to the Corporate Secretary, care of the Board of Directors (or, at the stockholder’s option, care of a specific director), at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702. Our corporate secretary will deliver any such communications (assuming it is properly marked care of the Board of Directors or care of a specific director) to the Board of Directors or the specified director, as the case may be. Directors are expected to diligently fulfill their fiduciary duties to stockholders, including by preparing for, attending and participating in meetings of the Board and the committees of which the director is a member. We do not have a formal policy regarding director attendance at annual meetings of stockholders. Although we do not have a policy with respect to attendance by directors at our annual meeting of stockholders, directors are encouraged to attend. Two of the five members of the Board attended the 2004 annual meeting of stockholders.

PROPOSAL 2 – RATIFY THE APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        MTS’s Board has appointed Grant Thornton as independent accountants to audit the consolidated financial statements of MTS for the year ending March 31, 2006. Representatives of Grant Thornton are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders.

The Board unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as MTS’s independent certified public accountant for fiscal year 2006.

PROPOSALS OF STOCKHOLDERS FOR THE NEXT MEETING

        Stockholders interested in presenting a proposal for consideration at our 2006 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than April 8, 2006. Please direct your proposals to the attention of Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702. In addition, the proxy solicited by our Board for the 2006 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal by June 21, 2006.

OTHER MATTERS

        As of the date of this proxy statement, MTS knows of no other business to be considered at the Meeting. If any other business is properly presented, your signed proxy card gives authority to Todd E. Siegel and Michael Branca, or either of them, to vote on such matters in their discretion.

        MTS will provide to any stockholder, upon the written request of any such person, a copy of MTS’s Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended March 31, 2005, as filed with the SEC pursuant to Rule 13a-1 under the Exchange Act. All such requests should be directed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.

        The material referred to in this proxy statement under the captions “Proposal 1 –  Election of Directors — Information About the Board and Committees — Audit Committee,” “Performance Graph,” “Board Compensation Committee Report on Executive Compensation,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        Only one copy of this proxy statement is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, Suite 800, St. Petersburg, Florida 33702. Oral requests may be made by calling MTS’s Investor Relations at (727) 576-6311. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify us at the foregoing address.

By Order of the Board,

Michael Branca, Secretary

St. Petersburg, Florida
July 29, 2005

MTS Medication Technologies, Inc.
2003 Gandy Boulevard North, Suite 800
St. Petersburg, Florida  33702

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Todd E. Siegel and Michael Branca or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of Common Stock of MTS Medication Technologies, Inc. held of record by the undersigned on July 27, 2005, at the annual meeting of stockholders to be held on September 16, 2005 or any adjournment thereof.

1.	ELECTION OF DIRECTORS		FOR the nominees listed below		WITHHOLD AUTHORITY
			(except as marked to the contrary below)		to vote for the nominees listed below

        (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)

Allen S. Braswell,  David W. Kazarian,  Frank A. Newman,  Todd E. Siegel,  John Stanton

2.	Proposal to ratify the appointment of Grant Thornton LLP as the MTS’s independent Certified Public Accountants for fiscal year 2006.

	FOR		AGAINST		ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        (Continued and to be signed on other side)

(Continued from other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

	Please check if you plan to attend the meeting.
Dated: ______________________ 2005

Signature

Print Name

Signature if held jointly

Print Name

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE